Exhibit 99.1

PRESS RELEASE

Contact:
James R. Brannen
President and Chief Executive Officer
First Seacoast Bancorp, Inc.
(603) 742-4680

First Seacoast Bancorp, Inc. Authorizes Additional Share Repurchases
Under Ongoing Stock Repurchase Program

Dover, NH; December 12, 2024 – First Seacoast Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: FSEA), the holding company for First Seacoast Bank, announced today it has authorized additional share repurchases, up to an additional 228,858 shares of common stock, under its ongoing stock repurchase program.

Previously announced in April 2024, the original repurchase authorization encompassed 507,707 shares of common stock, representing approximately 10% of the then outstanding shares.  To date, the Company has repurchased 397,008 shares at an average price of $9.15 per share.  The additional repurchase authorization represents approximately 5% of pro forma outstanding shares assuming the repurchase of the remaining shares subject to the original authorization.

The Company intends to conduct the repurchases on the open market, including by means of a trading plan adopted under SEC Rule 10b5-1, subject to market conditions and other factors.  There is no guarantee as to the number of shares that the Company may ultimately repurchase.  The additional repurchase authorization will expire on December 3, 2025, regardless of whether all additional shares will have been repurchased.  The Company may suspend or discontinue repurchases at any time.
About First Seacoast Bank
First Seacoast Bank is a federally-chartered stock savings bank serving the financial needs of residents of the Seacoast region of New Hampshire.  First Seacoast Bank operates four full-service offices in Strafford County, New Hampshire, and one full-service office in Rockingham County, New Hampshire.
Forward-Looking Statements
This press release contains certain forward-looking statements about the stock repurchase program.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include the Company’s inability to execute stock repurchases due to stock market conditions or otherwise.

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